Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST QUARTER 2010 EARNINGS

MELBOURNE, Florida, May 6, 2010 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced results for the three months ended March 31, 2010.

For the three months ended March 31, 2010, the Company reported revenue of $8.5 million and operating income of $146,000, compared to revenue of $8.9 million and operating income of $446,000 in the first quarter of 2009. The decrease in revenue was primarily due to a decrease in electrical construction revenue, attributable to a decrease in storm work, partially offset by an increase in Pineapple House condominium unit sales during the first quarter 2010.

For the three months ended March 31, 2010, the electrical construction segment had revenue of $7.6 million and operating income of $595,000, compared to revenue of $8.9 million and operating income of $1.3 million in the prior year. The decrease in operating income within the electrical construction segment was primarily due to a decrease in storm work activity during the first quarter 2010.

For the three months ended March 31, 2010, the real estate development segment had revenue of $896,000 and operating income of $251,000. For 2009, revenue and operating loss from this segment were $0 and $159,000, respectively. The increase in revenue and operating income was due to an increase in the number of condominium units sold. During the three months ended March 31, 2010, the Company sold three Pineapple House condominium units, compared to no units sold for the same period in the prior year.

Net income for the three months ended March 31, 2010 was $115,000 or $0.005 per share, compared to net income of $412,000 or $0.016 per share in 2009.

Commenting on the Company’s results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “Our electrical construction and real estate development segments continue to face challenging environments. We continue to experience reduced demand for our electrical construction services, driven in part by the deferral by our customers of non-critical projects due to the current economic environment. With respect to our real estate development operations, our exposure is limited and we have continuing sales at Pineapple House above our current carrying value.” Mr. Sottile further noted, “In an effort to capitalize on our expertise in the local real estate market, we have begun to make limited opportunistic investments in distressed residential properties, which we plan to improve or reposition for resale. Given current market conditions, we believe that this strategy provides us with additional business opportunities without the exposure of commencing a new development project.”

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About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida real estate market; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone:	(321) 724-1700
Email:	investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue
Electrical construction	$7,636,922	$8,900,868
Real estate development	896,026	—

Total revenue	8,532,948	8,900,868

Costs and expenses
Electrical construction	6,276,026	6,773,985
Real estate development	493,518	47,287
Selling, general and administrative	900,486	873,605
Depreciation	716,844	760,189

Total costs and expenses	8,386,874	8,455,066

Total operating income	146,074	445,802

Other income (expenses), net
Interest income	7,271	8,865
Interest expense, net	(33,247)	(46,590)
Other income, net	9,747	13,102

Total other expenses, net	(16,229)	(24,623)

Income from continuing operations before income taxes	129,845	421,179

Income tax provision	15,159	9,633

Net income	$114,686	$411,546

Income per share of common stock - basic and diluted	$0.005	$0.016

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,741,011	$3,534,993
Accounts receivable and accrued billings, net	3,343,599	3,740,047
Real estate inventory	1,268,772	1,456,682
Costs and estimated earnings in excess of billings on uncompleted contracts	2,694,118	1,625,835
Income taxes recoverable	509,054	819,027
Prepaid expenses and other current assets	868,253	536,425

Total current assets	11,424,807	11,713,009

Property, buildings and equipment, at cost, net	9,375,690	8,292,973
Notes receivable, less current portion	266,285	275,513
Deferred charges and other assets	1,490,593	1,380,703

Total assets	$22,557,375	$21,662,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,476,798	$1,994,458
Contract loss accruals	128,381	512,079
Current portion of notes payable	1,947,802	2,130,666
Other current liabilities	4,543	4,778

Total current liabilities	4,557,524	4,641,981
Other accrued liabilities	24,132	25,234
Notes payable, less current portion	3,150,000	2,283,950

Total liabilities	7,731,656	6,951,165

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,129,154)	(5,243,840)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,825,719	14,711,033

Total liabilities and stockholders’ equity	$22,557,375	$21,662,198